UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒  Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nuveen Preferred and Income Term Fund

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Nuveen Preferred and Income Term Fund (JPI)

VOTE TODAY TO PROTECT SHAREHOLDER CHOICE VOTE ON THE WHITE PROXY CARD - FOR - THE TERM PROPOSAL

Ahead of the Annual Meeting on April 12, 2024, at 2:00 p.m. CT, we are asking all shareholders to protect their options by voting FOR the Term Proposal, which will eliminate the term structure of the Fund and the scheduled August 31, 2024 automatic termination date.

The Board urges you to vote on the WHITE proxy card today to protect your options.

By doing so, you are preserving optionality for ALL shareholders to make the best decision for their own financial goals. Don’t let a hedge fund, who didn’t even own JPI shares on record date and wants to eliminate your options, convince you otherwise.

VOTING FOR THE TERM PROPOSAL MEANS SHAREHOLDERS HAVE A CHOICE:

IF YOU VOTE YES... Shareholders can choose one of the following: 1. continue their investment in the Fund; 2. tender their shares at up to 100% of the net asset value (“NAV”)	IF YOU VOTE NO... The Fund will terminate, leaving shareholders with potential tax consequences and the need to find another investment that meets the same investment criteria.
✓ The choice belongs to you.	X Shareholders have NO choice.

THE CHOICE IS CLEAR VOTE today FOR the Term Proposal and FOR all shareholders to decide the future of their investment.

How do I vote?

Vote Online	Vote by Phone	Vote by Mail

Using the website provided on your WHITE proxy card and following the simple instructions	By calling the toll-free number on your WHITE proxy card and following the simple instructions	By completing and returning your WHITE proxy card in the postage page envelope provided

If you have any questions about the proposals to be voted upon, please feel free to contact Computershare Fund Services toll free at 1 (888) 815-5825.